UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2011

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
160 Raritan Center Parkway,
Edison, New Jersey 08837
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of directors or principal officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.
(e) On January 13, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Majesco Entertainment Company (the “Company”) met to determine the bonus payments to be made to the Company’s executive officers under the Company’s 2010 Executive Officer Incentive Bonus Program (the “2010 Plan”). The Committee determined that the Company had achieved two of the operational goals set forth in the 2010 Plan but that it did not meet the financial goal. Under the 2010 Plan, a payout is not made if the Company does not meet its financial goal and a payout would result in a net loss under the net income calculation pursuant to the 2010 Plan. On February 23, 2011, the Committee determined to award bonuses to the executive officers as set forth below although under the 2010 Plan the Company had a net loss. The Committee determined to make payments for 2010 performance since the net loss was the result of a strategic business decision to move the commercial release of certain of the Company’s key products to a later date, after the Company’s 2010 fiscal year.
The bonus amounts to be paid to the executive officers, as well as their 2010 bonus targets under the 2010 Plan, are listed below:

	Position	2010 Bonus Payout	Target Bonus under the 2010 Plan
Jesse Sutton	Chief Executive Officer	$0	100% of annual salary, or $363,000

Michael Vesey	Interim Chief Financial Officer	$24,000	35% of annual salary, or $70,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: March 1, 2011	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer